Filed pursuant to Rule 424(b)(3)
Registration No. 333-200464

LIGHTSTONE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 5, DATED APRIL 5, 2017, TO PROSPECTUS DATED JUNE 30, 2016

This prospectus supplement, dated April 5, 2017 (“Supplement No. 5”) is part of the prospectus of Lightstone Real Estate Income Trust, Inc. (the “Company,” “we,” “us” or “our”), dated June 30, 2016 (the “Prospectus”), as supplemented by Supplement No. 1, dated July 22, 2016 (“Supplement No. 1”), Supplement No. 2, dated August 31, 2016 (“Supplement No. 2”), Supplement No. 3, dated November 22, 2016 (“Supplement No. 3”) and Supplement No. 4, dated January 12, 2017 (“Supplement No. 4”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus and Supplements No. 1, No. 2 No. 3 and No. 4, and must be read in conjunction with the Prospectus and Supplements No. 1, No. 2, No. 3 and No. 4. This Supplement No. 5 forms a part of, and must be accompanied by, the Prospectus and Supplements No. 1, No. 2, No. 3 and No. 4.

The purpose of this Supplement No. 5 is (1) to disclose operating information regarding the status of the offering and (2) to disclose updated information regarding the subordinated loan agreement with the Company’s sponsor.

OPERATING INFORMATION

Status of the Offering

On March 31, 2017, the Company’s board of directors, on the advice of the Company’s advisor, authorized the termination of the Company’s initial public offering effective March 31, 2017. The Company will allow subscriptions in process on March 31, 2017 to be delivered through April 13, 2017. The Dividend Reinvestment Program and the Share Repurchase Plan will remain in place.

Sponsor Subordinated Loan Agreement

On March 31, 2017, the Company entered into a termination agreement in respect of the loan agreement dated March 18, 2016 between the Company and The Lightstone Group, LLC, the Company’s sponsor and a related party.